Exhibit 10.17

ARTIO GLOBAL INVESTORS INC.
MANAGEMENT INCENTIVE PLAN

1.           Purpose.  The purpose of the Artio Global Investors Inc. Management Incentive Plan (the “Plan’) is to advance the interests of Artio Global Investors Inc., a Delaware corporation (the “Company”) and its stockholders by providing certain key executives of the Company and its affiliates and subsidiaries with annual incentive compensation that is tied to the achievement of pre-established and objective performance goals.  The Plan was adopted by the Company’s Board of Directors on August 6, 2009 and approved by the Company’s stockholders on  September __, 2009.

2.           Definitions.  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Award” means an incentive compensation award granted under the Plan that is contingent on the attainment of Performance Factors with respect to a Performance Period.

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board, a subcommittee thereof, or such other committee as may be appointed by the Board to administer the Plan pursuant to Section 3 below.  If required by the Board, the Committee shall be comprised of three or more non-employee directors of the Board who shall qualify to administer the Plan as “outside directors” under Section 162(m) of the Code and who shall qualify as “independent’ under the NYSE listing requirements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Participant” means each key employee of the Company or its affiliates or subsidiaries who has been selected by the Committee to participate in the Plan during any Performance Period.

“Performance Factors” means the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of a Participant’s receipt of payment with respect to an Award.  The Performance Factors may be based on the performance of the Company as a whole, the performance of different affiliates, subsidiaries or divisions or based on the personal goals of the individual.  The Performance Factors may include, without limitation, the following: total shareholder return; earnings per share; cash flow; free cash flow; selling, general and administrative expense; working capital management; share price; gross margin; revenue growth; operating income growth; net earnings; net income (before or after taxes); return on equity; return on assets or net assets; or any combination of the foregoing, each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company. Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis.

“Performance Period” means any period or periods designated by the Committee for determining Performance Awards under the Plan, which generally shall be for a period of at least 12 months.  The initial Performance Period shall be with respect to the fiscal year ending December 31, 2009.

“Plan” means the Artio Global Investors Inc. Management Incentive Plan, as amended from time to time.

3.           Plan Administration.  The Committee shall have full discretion, power and authority to administer and interpret the Plan and to establish rules and procedures for its administration as the Committee deems necessary and appropriate.  The Committee may delegate to officers and employees of the Company or its affiliates the authority to manage the day-to-day administration of the Plan, including without limitation the discretionary authority to: (i) administer and interpret the terms of the Plan; and (ii) to make all determinations with respect to the Plan, including all factual determinations.  Any interpretation of the Plan or other act or decision on any matter pertaining to the Plan that is made by the Committee (or its delegate) in its discretion in good faith shall be final and binding on all parties.  In the event a Committee has not been designated to administer the Plan, the Board shall administer the Plan and all references to the Committee shall be deemed to refer to the Board.

4.           Eligibility.  Awards may be granted to Participants selected by the Committee in its sole discretion.

5.           Terms of Awards.  Awards granted under the Plan shall be communicated to Participants in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.

(a)  In General.  No later than the 90th day of each Performance Period, the Committee shall specify in writing, by resolution of the Committee or other appropriate action, the Participants for such Performance Period and the Performance Factors applicable to each Award for each Participant with respect to such Performance Period.  Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent the minimum Performance Factors with respect to such Performance Period are attained. Notwithstanding the foregoing, any Awards with respect to the initial Performance Period and the payment therefor shall be determined by the Committee in its discretion.

(b)  Special Provisions Regarding Awards.  The Committee may at its discretion increase (except to the extent required with respect to a Participant who is a covered employee within the meaning of Section 162(m) of the Code) or decrease the amount of an Award payable upon attainment of the specified Performance Factors which would otherwise be payable with respect to such Award, based on, among other things, the Committee's assessment of the Participant's contribution to the long-term health of the Company.

6.           Time and Form of Payment.  Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made in cash no later than March 15th of the year following the end of a Performance Period ending December 31 and, in all other cases, no later than 90 days following the end of the applicable Performance Period.  In the case of a Participant who is a covered employee within the meaning of Section 162(m) of the Code, unless otherwise determined by the Committee and to the extent required under Section 162(m) of the Code, such payments shall be made only after achievement of the relevant Performance Factors have been certified by the Committee.  Unless otherwise provided by the Committee, a Participant must be actively employed by or providing services to the Company or its affiliates or subsidiaries at the time Awards generally are paid with respect to a Performance Period in order to be eligible to receive payment in respect of such Award.

7.           Plan Amendment and Termination.  Except as explicitly provided by law, this Plan is provided at the Company’s sole discretion and the Board or the Committee may modify or terminate it at any time, prospectively or retroactively, without notice or obligation for any reason, subject to obtaining any necessary stockholder approval as required by law, regulation or listing exchange requirement.  In addition, there is no obligation to extend the Plan or to establish a replacement plan in subsequent years.

8.           Miscellaneous Provisions.

(a)  No Rights to Awards.  No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or beneficiaries of Awards under the Plan.  The terms and conditions of Awards need not be the same with respect to each recipient.  Any Award granted under the Plan shall be a one-time Award which does not constitute a promise of future grants.  The Company, in its sole discretion, maintains the right to make available future grants hereunder.

(b)  Withholding.  The Company shall be authorized to withhold from any Award granted or from any compensation or other amount owing to a Participant the amount of required withholding taxes due in respect of an Award.

(c)  Section 409A of the Code.  It is the intention of the Company that this Plan be exempt from, or if not so exempt, comply with, the requirements of Section 409A of the Code and any guidance issued thereunder, including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and the Plan shall be interpreted, operated and administered accordingly.  Notwithstanding anything in this Plan to the contrary, the Company does not guarantee the tax treatment of any payments or benefits under this Plan, whether pursuant to the Code, federal, state, local or foreign tax laws or regulations.

(d)  No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)  No Right to Continued Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any of its affiliates or subsidiaries.  Further, the Company or any affiliate or subsidiary may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan.  The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the terms of the Award.

(f) Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award shall be determined in accordance with the laws of the State of New York, without application of the conflict of laws principles thereof.

(g)  Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, such provision shall be construed or deemed amended to conform to applicable laws.

(h)  No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person.  To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.